EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Optex Systems Holdings, Inc.
1420 Presidential Drive
Richardson, Texas 75081

As successor by merger to the registered public accounting firm of Rotenberg & Co., llp, we consent to the use of our report dated April 3, 2009, except for the restatement paragraph within Note 15, as to which the date is November 12, 2009, in the Registration Statement on Form S-1/A, with respect to the balance sheets of Optex Systems, Inc. - Texas as of September 28, 2008 and 2007 and the related statements of operations, stockholders’ equity, and cash flows for the years ended.

We also consent to the reference to us under the caption, “Experts”, in this Registration Statement.

EFP Rotenberg, LLP
Rochester, New York
November 12, 2009